Exhibit 99.1

FMC Corporation		FMC Corporation
1735 Market Street
Philadelphia, PA 19103

News Release		215.299.6000 phone
215.299.5998 fax

For Release: Immediate		www.fmc.com

	Media contact:	Jim Fitzwater - 215.299.6633
	Investor relations contact:	Brennen Arndt - 215.299.6266

FMC Corporation Elects Eduardo E. Cordeiro and William H. Powell to Board of Directors

PHILADELPHIA, May 27, 2011 - FMC Corporation (NYSE:FMC) announced today that Eduardo E. Cordeiro and William H. Powell have been elected to the company's board of directors, effective June 1, 2011.

Mr. Cordeiro, age 44, is executive vice president and chief financial officer of Cabot Corporation (NYSE:CBT), a global specialty chemicals and performance materials company and the world's top producer of carbon black. He joined Cabot in 1998 and has held several corporate, business and executive management positions including general manager of Cabot's Fumed Metal Oxides and Tantalum Businesses and vice president of Corporate Strategy until being named to his current position in 2009. Prior to joining Cabot, Mr. Cordeiro was a consultant with the Boston Consulting Group.

Mr. Powell, age 65, is retired chairman and chief executive officer of the National Starch and Chemical Company. He joined National Starch in 1976 and held numerous management and executive positions in the company before his retirement in 2006. When National Starch was a subsidiary of ICI PLC, Mr. Powell was an executive vice president and on the board of directors for ICI. Prior to joining National Starch, he was with Novamont Corporation and Air Products and Chemicals, Inc., and served as an officer in the United States Air Force.

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Page 2 / FMC Corporation Elects Eduardo E. Cordeiro and
William H. Powell to Board of Directors

With this election of Mr. Cordeiro and Mr. Powell, the FMC board of directors will have 10 independent directors with Pierre Brondeau, FMC president, chief executive officer and chairman of the board, as the sole inside director.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 4,900 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

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